Exhibit 1.1

CLECO SECURITIZATION I LLC

CLECO POWER LLC

$425,000,000 SERIES 2022-A SENIOR SECURED STORM RECOVERY BONDS

UNDERWRITING AGREEMENT

June 9, 2022

To the Representatives named in Schedule I hereto
of the Underwriters named in Schedule II hereto

Ladies and Gentlemen:

1.          Introduction.  Cleco Securitization I LLC, a Louisiana limited liability company (the “Issuer”), proposes to issue and sell $425,000,000 aggregate principal amount of its Series 2022-A Senior Secured Storm Recovery Bonds, (the “Bonds”), identified in Schedule I hereto.  The Issuer and Cleco Power LLC, a Louisiana limited liability company and the Issuer’s sole member (“Cleco Power”), hereby confirm their agreement with the several Underwriters (as defined below) as set forth herein.

The term “Underwriters” as used herein shall be deemed to mean the entity or several entities named in Schedule II hereto and any underwriter substituted as provided in Section 7 hereof and the term “Underwriter” shall be deemed to mean any one of such Underwriters.  If the entity or entities listed in Schedule I hereto as representative (the “Representatives”) are the same as the entity or entities listed in Schedule II hereto, then the terms “Underwriters” and “Representatives”, as used herein, shall each be deemed to refer to such entity or entities.  All obligations of the Underwriters hereunder are several and not joint.  If more than one entity is named in Schedule I hereto, any action under or in respect of this underwriting agreement (“Underwriting Agreement”) may be taken by such entities jointly as the Representatives or by one of the entities acting on behalf of the Representatives and such action will be binding upon all the Underwriters.

2.          Description of the Bonds.  The Bonds will be issued pursuant to an indenture to be dated as of June 22, 2022, as supplemented by one or more series supplements thereto (as so supplemented, the “Indenture”), between the Issuer and The Bank of New York Mellon Trust Company, National Association as indenture trustee (the “Indenture Trustee”) and as securities intermediary (the “Securities Intermediary”).  The Bonds will be senior secured obligations of the Issuer and will be supported by storm recovery property (as more fully described in the Financing Order issued on April 1, 2022 (the “Financing Order”) by the Louisiana Public Service Commission (“LPSC”) relating to the Bonds, “Storm Recovery Property”), to be sold to the Issuer by Cleco Power pursuant to the Storm Recovery Property Sale Agreement, to be dated on or about June 22, 2022, between Cleco Power and the Issuer (the “Sale Agreement”).  The Storm Recovery Property securing the Bonds will be serviced pursuant to the Storm Recovery Property Servicing Agreement, to be dated on or about June 22, 2022, between Cleco Power, as servicer, and the Issuer, as owner of the Storm Recovery Property sold to it pursuant to the Sale Agreement (the “Servicing Agreement”).

3.          Representations and Warranties of the Issuer.  The Issuer represents and warrants to the several Underwriters that:

(a)          The Bonds have been registered on Form SF-1 pursuant to guidance from the Securities and Exchange Commission (the “Commission”) and in accordance with such guidance the Issuer and the Bonds meet the requirements for the use of Form SF-1 under the Securities Act of 1933, as amended (the “Securities Act”).  The Issuer, in its capacity as co-registrant and issuing entity with respect to the Bonds, and Cleco Power, in its capacity as co-registrant and as sponsor for the Issuer, have filed with the Commission a registration statement on such form on April 15, 2022 (Registration Nos. 333-264319 and 333-264319-01), as amended by Amendment No. 1 thereto dated May 26, 2022 and Amendment No. 2 thereto dated June 2, 2022, including a prospectus, for the registration under the Securities Act of up to $425,000,000 aggregate principal amount of the Bonds.  Such registration statement, as amended (“Registration Statement Nos. 333-264319 and 333-264319-01”), has been declared effective by the Commission and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Issuer, threatened by the Commission.  References herein to the term “Registration Statement” shall be deemed to refer to Registration Statement Nos. 333-264319 and 333-264319-01, including any amendment thereto, and any information in a prospectus as amended or supplemented as of the Effective Date (as defined below), deemed or retroactively deemed to be a part thereof pursuant to Rule 430A under the Securities Act (“Rule 430A”) that has not been superseded or modified.  “Registration Statement” without reference to a time means the Registration Statement as of the Applicable Time (as defined below), which the parties agree is the time of the first contract of sale (as used in Rule 159 under the Securities Act) for the Bonds, and shall be considered the “Effective Date” of the Registration Statement relating to the Bonds.  Information contained in a form of prospectus (as amended or supplemented as of the Effective Date) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430A shall be considered to be included in the Registration Statement as of the time specified in Rule 430A.  The final prospectus relating to the Bonds, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, is referred to herein as the “Final Prospectus”; and the most recent preliminary prospectus that omitted information to be included upon pricing in a form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act and that was used after the initial effectiveness of the Registration Statement and prior to the Applicable Time (as defined below) is referred to herein as the “Pricing Prospectus”.  The Pricing Prospectus and the Issuer Free Writing Prospectuses (as defined below) identified in Section B of Schedule III hereby considered together with the Intex File (as defined below), are referred to herein as the “Pricing Package”.

(b)          (i) At the earliest time after the filing of the Registration Statement that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Bonds and (ii) at the date hereof, Issuer was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

(c)          At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable provisions of the Securities Act and the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; the Final Prospectus, both as of its date and at the Closing Date, will not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the foregoing representations and warranties in this paragraph (b) shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Information as defined in Section 11(b) below or to any statements in or omissions from any Statements of Eligibility on Form T-1 (or amendments thereto) of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to The Depository Trust Company’s (“DTC”) Book-Entry System that are based solely on information contained in published reports of the DTC.

(d)          As of the Applicable Time (as defined below) and , if applicable, on the date of its filing the Pricing Prospectus and each Issuer Free Writing Prospectus (as defined below) (other than the Pricing Term Sheet, as defined in Section 5(b) below), did not include any untrue statement of a material fact nor when considered together, omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that the principal amount of the Bonds, the tranches, the initial principal balances, the scheduled final payment dates, the final maturity dates, the expected average lives and related sensitivity data, proceeds to the Issuer, underwriters’ allocation for each tranche of the Bonds, selling concession, reallowance, discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions and the interest rate, price to the public and underwriting discounts and commissions for each tranche of the Bonds as well as certain other information dependent on the foregoing and other pricing related information was not included in the Pricing Prospectus).  The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information.  “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h) under the Securities Act, relating to the Bonds, in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g) under the Securities Act.  References to the term “Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405 under the Securities Act.  “Intex File” means the files available at the Intex deal titled xCLEC22A concerning the characteristics of the Bonds or Storm Recovery Property.  References to the term “Applicable Time” mean 3:36 PM, Eastern Time, on the date hereof, except that if, subsequent to such Applicable Time, the Issuer, Cleco Power and the Underwriters have determined that the information contained in the Pricing Prospectus or any Issuer Free Writing Prospectus issued prior to such Applicable Time included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and the Issuer, Cleco Power and the Underwriters have agreed to terminate the old purchase contracts and have entered into new purchase contracts with purchasers of the Bonds, then “Applicable Time” will refer to the first of such times when such new purchase contracts are entered into.  The Issuer represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(e)          Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or Cleco Power notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) Cleco Power or the Issuer has promptly notified or will promptly notify the Representatives and (ii) Cleco Power or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information.

(f)          The Issuer has been duly formed and is validly existing as a limited liability company in good standing under the Louisiana Limited Liability Company Law, as amended, with full limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement, the Bonds, the Sale Agreement, the Servicing Agreement, the Indenture, the amended and restated limited liability company operating agreement of the Issuer to be dated as of June 20, 2022 (the “LLC Agreement”), the administration agreement to be dated the Closing Date between the Issuer and Cleco Power (the “Administration Agreement”) and the other agreements and instruments contemplated by the Pricing Prospectus (collectively, the “Issuer Documents”) and to own its properties and conduct its business as described in the Pricing Prospectus; the Issuer is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where failure to so qualify or to be in good standing would not have a material adverse effect on the business, properties or financial condition of the Issuer; the Issuer has conducted and will conduct no business in the future that would be inconsistent with the description of the Issuer’s business set forth in the Pricing Prospectus; the Issuer is not a party to or bound by any agreement or instrument other than the Issuer Documents and other agreements or instruments incidental to its formation and the Rating Agency Letters (as defined below); the Issuer has no material liabilities or obligations other than those arising out of the transactions contemplated by the Issuer Documents and as described in the Pricing Prospectus; Cleco Power is the beneficial owner of all of the limited liability company interests of the Issuer; and based on current law, the Issuer is not classified as an association taxable as a corporation for United States federal income tax purposes.

(g)          The issuance and sale of the Bonds by the Issuer, the purchase of the Storm Recovery Property by the Issuer from Cleco Power and the consummation of the transactions herein contemplated by the Issuer, and the fulfillment of the terms hereof on the part of the Issuer to be fulfilled, will not result in a violation, or default under (i) the Issuer’s articles of organization, as amended to date, or the LLC Agreement (collectively, the “Issuer Charter Documents”), (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which the Issuer is a party or (iii) any statute, law, rule regulation, judgment, order or decree applicable to the Issuer of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its properties, except (in the case of clauses (ii) and (iii)) as would not have a material adverse effect on the business, properties or financial condition of the Issuer.

(h)          This Underwriting Agreement has been duly authorized, executed and delivered by the Issuer, which has the necessary limited liability company power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(i)          The Issuer (i) is not in violation of the Issuer Charter Documents, (ii) is not in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust or other  agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a material adverse effect on its business, property or financial condition, and (iii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, except for any such violations that would not, individually or in the aggregate, have a material adverse effect on its business, property or financial condition.

(j)          The Indenture has been duly authorized by the Issuer, and, on the Closing Date, will have been duly executed and delivered by the Issuer and when executed and delivered by the Indenture Trustee will be a valid and binding instrument, enforceable against the Issuer in accordance with its terms except as enforcement thereof may be limited (i) by laws and principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing) affecting the enforcement of creditors’ rights, including, without limitation, bankruptcy, reorganization, insolvency arrangement, fraudulent transfer or conveyance, moratorium, receivership, assignment for the benefit of creditors laws, and (ii) the applicable regulatory requirements (including the approval of the LPSC (collectively, the “Enforceability Exceptions”).  On the Closing Date, the Indenture will (i) comply as to form in all material respects with the requirements of the Trust Indenture Act and (ii) conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus.

(k)          The Bonds have been duly authorized by the Issuer for issuance and sale to the Underwriters pursuant to this Underwriting Agreement and, when executed by the Issuer and authenticated by the Indenture Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of this Underwriting Agreement, will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be limited by the Enforceability Exceptions, and the Bonds conform in all material respects to the description thereof in the Pricing Prospectus and Final Prospectus.  The Issuer has all requisite limited liability company power and authority to issue, sell and deliver the Bonds in accordance with and upon the terms and conditions set forth in this Underwriting Agreement and in the Pricing Prospectus and Final Prospectus.

(l)          There are no legal or governmental actions, suits or proceedings pending or, to the Issuer’s knowledge, threatened (i) against the Issuer or (ii) which has as the subject thereof any property owned or leased by the Issuer, except for such actions, suits or proceedings that, if determined adversely to the Issuer, would not reasonably be expected to result in a material adverse effect on the Issuer’s business, property or financial condition or materially adversely affect the consummation of the offering of the Bonds.

(m)          Other than any necessary action of the LPSC, any filings required under the Securitization Act or Financing Order or as otherwise set forth or contemplated in the Pricing Prospectus including the filing of the issuance advice letter and delivery of the LPSC Concurrence on the part of the LPSC contemplated by Ordering Paragraph 7 of the Financing Order, no approval, authorization, consent or order of any public board or body (except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue-sky laws or securities laws of any state, as to which the Issuer makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(n)          The Issuer is not, and, after giving effect to the sale and issuance of the Bonds, will not be an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

(o)          The Issuer will rely on an exclusion or exemption from the definition of “investment company” under the 1940 Act under Section 3(c)(5) of the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuer.  The Issuer is not a “covered fund” for purposes of regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(p)          The nationally recognized accounting firm which has performed certain procedures with respect to certain statistical and structural information contained in the Pricing Prospectus and the Final Prospectus, are independent public accountants.

(q)          Each of the Sale Agreement, the Servicing Agreement, the Administration Agreement and LLC Agreement has been duly authorized by the Issuer, and when executed and delivered by the Issuer on or prior to the Closing Date and the other parties thereto, will constitute a valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(r)          The Issuer has complied with the written representations, acknowledgements and covenants (the “17g-5 Representations”) relating to compliance with Rule 17g-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) set forth in the (i) undertaking letter, dated as of November 30, 2021, by Cleco Power  to Fitch (as defined below), (ii) undertaking letter, dated as of December 3, 2021, by Cleco Power  to Moody’s (as defined below) and (iii) undertaking letter, dated December 6, 2021, from Cleco Power to S&P (as defined below, and together with Fitch and Moody’s, the “Rating Agencies”) and the Issuer (collectively, the “Rating Agency Letters”), other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(s)          The Issuer will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(t)          The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

4.          Representations and Warranties of Cleco Power.  Cleco Power represents and warrants to the several Underwriters that:

(a)          Cleco Power, in its capacity as co-registrant and sponsor for the Issuer and with respect to the Bonds, meets the requirements to use Form SF-1 under the Securities Act and has filed with the Commission Registration Statement Nos. 333-264319 and 333-264319-01 for the registration under the Securities Act of up to $425,000,000 aggregate principal amount of the Bonds.  Registration Statement Nos. 333-264319 and 333-264319-01 have been declared effective by the Commission and no stop order suspending such effectiveness has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of Cleco Power, threatened by the Commission.

(b)          (i) At the earliest time after the filing of the Registration Statement that Cleco Power made a bona fide offer (within the meaning of Rule 164(h)(2) of the Securities Act) of the Bonds and (ii) at the date hereof, Cleco Power was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

(c)          At the time the Registration Statement initially became effective, at the time of each amendment (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Bonds, the Registration Statement fully complied, and the Final Prospectus, both as of its date and at the Closing Date, and the Indenture, at the Closing Date, will fully comply in all material respects with the applicable requirements of the Securities Act and the Trust Indenture Act, respectively, and, in each case, the applicable instructions, rules and regulations of the Commission thereunder; the Registration Statement, at each of the aforementioned dates, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; the Final Prospectus, both as of its date and at and at the Closing Date, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the foregoing representations and warranties in this paragraph (b) shall not apply to statements or omissions made in reliance upon and in conformity with any Underwriter Information or to any statements in or omissions from any Statement of Eligibility on Form T-1, or amendments thereto, of the Indenture Trustee under the Indenture filed as exhibits to the Registration Statement or to any statements or omissions made in the Registration Statement or the Final Prospectus relating to DTC’s Book-Entry System that are based solely on information contained in published reports of the DTC.

(d)          As of the Applicable Time and on the date of its filing, if applicable, the Pricing Prospectus, each Issuer Free Writing Prospectus (other than the Pricing Term Sheet) and the Intex File, did and do not include any untrue statement of a material fact or omit (with respect to each Issuer Free Writing Prospectus and the Intex File, when taken together with the Pricing Prospectus) to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that the principal amount of the Bonds, the tranches, the initial principal balances, the scheduled final payment dates, the final maturity dates, the expected average lives and related security data proceeds to the Issuer, underwriters’ allocation for each tranche of the Bonds, selling concession, reallowance discounts, issuance date, the expected amortization schedule and the expected sinking fund schedule described in the Pricing Prospectus were subject to completion or change based on market conditions, and the interest rate, price to the public and underwriting discounts and commissions for each tranche of the Bonds as well as certain other information dependent on the foregoing and other pricing related information was not included in the Pricing Prospectus).  The Pricing Package, at the Applicable Time, did not, and at all subsequent times through the completion of the offer and the sale of the Bonds on the Closing Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The two preceding sentences do not apply to statements in or omissions from the Pricing Prospectus, the Pricing Term Sheet or any other Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information.  Cleco Power represents, warrants and agrees that it has treated and agrees that it will treat each of the free writing prospectuses listed on Schedule III hereto as an Issuer Free Writing Prospectus, and that each such Issuer Free Writing Prospectus has fully complied and will fully comply with the applicable requirements of Rules 164 and 433 under the Securities Act, including timely Commission filing where required, legending and record keeping.

(e)          Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the offer and sale of the Bonds on the Closing Date or until any earlier date that the Issuer or Cleco Power notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development the result of which is that such Issuer Free Writing Prospectus conflicts or would conflict with the information then contained in the Registration Statement or includes or would include an untrue statement of a material fact or, when considered together with the Pricing Prospectus, omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) Cleco Power or the Issuer has promptly notified or will promptly notify the Representatives and (ii) Cleco Power or the Issuer has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with any Underwriter Information.

(f)          Cleco Power has been duly formed and is validly existing as a limited liability company in good standing under the laws of the jurisdiction of its formation, has the limited liability company power and authority to own, lease and operate its properties and to conduct its business as presently conducted and as set forth in or contemplated by the Pricing Prospectus, except where the failure to be in good standing would not have a material adverse effect on the business, property or financial condition of Cleco Power and its subsidiaries considered as a whole, and has all requisite power and authority to sell Storm Recovery Property as described in the Pricing Prospectus and to otherwise perform its obligation under any Issuer Document to which it is a party.  Cleco Power is the beneficial owner of all of the limited liability company interests of the Issuer.

(g)          Cleco Power has no significant subsidiaries within the meaning of Rule 1-02(w) of Regulation S-X.

(h)          The transfer by Cleco Power of all of its rights and interests under the Financing Order relating to the Bonds to the Issuer as provided in the Sale Agreement, the execution, delivery and compliance by Cleco Power with all of the provisions of the Issuer Documents to which Cleco Power is a party, and the consummation of the transactions herein contemplated by Cleco Power, and the fulfillment of the terms hereof on the part of Cleco Power to be fulfilled, will not result in (i) a breach of any of the terms or provisions of, or constitute a default under, Cleco Power’s amended and restated articles of organization or operating agreement (collectively, the “Cleco Power Charter Documents”), or (ii) a breach of any of the terms of, or constitute a default under, any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which Cleco Power is now a party, except, in the case of clause (ii), as would not have a material adverse effect on the business, property or financial condition of Cleco Power.

(i)          This Underwriting Agreement has been duly authorized, executed and delivered by Cleco Power, which has the necessary limited liability power and authority to execute, deliver and perform its obligations under this Underwriting Agreement.

(j)          Cleco Power (i) is not in violation of the Cleco Power Charter Documents, (ii) is not in default and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties is subject, except for any such defaults that would not, individually or in the aggregate, have a material adverse effect on the business, property or financial condition of Cleco Power and its subsidiaries considered as a whole, or (iii) is not in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property may be subject, except for any such violations that would not, individually or in the aggregate, have a material adverse effect on the business, property or financial condition of Cleco Power and its subsidiaries considered as a whole.

(k)          There are no legal or governmental actions, suits or proceedings pending or, to Cleco Power’s knowledge, threatened (i) against Cleco Power or (ii) which has as the subject thereof any property owned or leased by Cleco Power, except for such actions, suits or proceedings that, if determined adversely to Cleco Power, would not reasonably be expected to result in a material adverse effect on the business, properties or financial condition of Cleco Power or materially adversely affect the consummation of the offering of the Bonds.

(l)          The operations of Cleco Power and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions where Cleco Power and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Cleco Power or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of Cleco Power, threatened.

(m)          None of Cleco Power or any of its subsidiaries or, to the best of Cleco Power’s knowledge, any director, officer, employee or its affiliates or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of either (i) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or (ii) any other applicable corruption legislation (“Bribery Legislation”), and Cleco Power and its subsidiaries and, to the best of Cleco Power’s knowledge, its affiliates have conducted their businesses in compliance with the FCPA and applicable Bribery Legislation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(n)          Other than any necessary action of the LPSC, any filings required under the Securitization Act or Financing Order or as otherwise set forth or contemplated in the Pricing Prospectus including the filing of the issuance advice letter and delivery of the LPSC Concurrence on the part of the LPSC contemplated by Ordering Paragraphs 6 and 7 of the Financing Order, no approval, authorization, consent or order of any public board or body (except such as have been already obtained and other than in connection or in compliance with the provisions of applicable blue-sky laws or securities laws of any state, as to which Cleco Power makes no representations or warranties), is legally required for the issuance and sale by the Issuer of the Bonds.

(o)          Cleco Power is not and after giving effect to the sale and issuance of the Bonds, neither Cleco Power nor the Issuer will be, an “investment company” within the meaning of the 1940 Act.

(p)          Relying on an exclusion or exemption from the definition of “investment company” under the 1940 Act and Section 3(c)(5) of the Investment Company Act, although additional exclusions or exemptions may be available, the Issuer is not a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(q)          Each of the Sale Agreement and Servicing Agreement and Administration Agreement will have been prior to the Closing Date duly and validly authorized by Cleco Power, and when executed and delivered by Cleco Power and the other parties thereto will constitute a valid and legally binding obligation of Cleco Power, enforceable against Cleco Power in accordance with its terms, except as the enforceability thereof may be limited by the Enforceability Exceptions.

(r)          There are no Louisiana transfer taxes related to the transfer of the Storm Recovery Property or the issuance and sale of the Bonds to the Underwriters pursuant to this Underwriting Agreement required to be paid at or prior to the Closing Date by Cleco Power or the Issuer.

(s)          The nationally recognized accounting firm referenced in Section 3(p) and 9(s) is a firm of independent public accountants with respect to Cleco Power as required by the Securities Act and the rules and regulations of the Commission thereunder.

(t)          Cleco Power, in its capacity as sponsor with the respect to the Bonds, has caused the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(u)          Cleco Power will comply, and has complied, in all material respects, with its diligence and disclosure obligations in respect to the Bonds under Rule 193 of the Securities Act and Items 1111(a)(7) and 1111(a)(8) of Regulation AB.

(v)          The Bonds are not subject to the risk retention requirements imposed by Section 15G of the Exchange Act.

5.          Investor Communications.

(a)          Issuer and Cleco Power represent and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Issuer and Cleco Power and the Representatives, it has not made and will not make any offer relating to the Bonds that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” required to be filed by the Issuer or Cleco Power, as applicable, with the Commission or retained by the Issuer or Cleco Power, as applicable, under Rule 433 under the Securities Act; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Pricing Term Sheet and each other Free Writing Prospectus identified in Schedule III hereto.

(b)          Cleco Power and the Issuer (or the Representatives at the direction of the Issuer) will prepare a final pricing term sheet relating to the Bonds (the “Pricing Term Sheet”), containing only information that describes the final pricing terms of the Bonds and otherwise in a form consented to by the Representatives, and will file the Pricing Term Sheet within the period required by Rule 433(d)(5)(ii) under the Securities Act following the date such final pricing terms have been established for all classes of the offering of the Bonds.  The Pricing Term Sheet is an Issuer Free Writing Prospectus for purposes of this Underwriting Agreement.

(c)          Each Underwriter may provide to investors one or more of the Free Writing Prospectuses, including the Pricing Term Sheet, subject to the following conditions:

(i)          An Underwriter shall not convey or deliver any Written Communication (as defined herein) to any person or entity in connection with the initial offering of the Bonds, unless such Written Communication (A) constitutes a prospectus satisfying the requirements of Rule 430A under the Securities Act, or (B)(i) is made in reliance on Rule 134 under the Securities Act, is an Issuer Free Writing Prospectus listed on Schedule III hereto or is an Underwriter Free Writing Prospectus (as defined below) and (ii) such Written Communication is preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Securities Act. “Written Communication” has the same meaning as that term is defined in Rule 405 under the Securities Act.

(ii)          An “Underwriter Free Writing Prospectus” means any free writing prospectus that contains only preliminary or final terms of the Bonds and is not required to be filed by Cleco Power or the Issuer pursuant to Rule 433 under the Securities Act and that contains information substantially the same as the information contained in the Pricing Prospectus or Pricing Term Sheet (including, without limitation, (i) the class, size, rating, price, CUSIPs, coupon, yield, spread, benchmark, status and/or legal maturity date of the Bonds, the weighted average life, expected first and final scheduled payment dates, trade date, settlement date, transaction parties, credit enhancement, logistical details related to the location and timing of access to the roadshow, ERISA eligibility, legal investment status and payment window of one or more tranches of Bonds and (ii) a column or other entry showing the status of the subscriptions for the Bonds, both for the Bonds as a whole and for each Underwriter’s retention, and/or expected pricing parameters of the Bonds).

(iii)          Each Underwriter shall comply with all applicable laws and regulations in connection with the use of Free Writing Prospectuses and the Pricing Term Sheet, including but not limited to Rules 164 and 433 under the Securities Act.

(iv)          All Free Writing Prospectuses provided to investors, whether or not filed with the Commission, shall bear a legend including substantially the following statement:

Cleco Securitization I LLC and Cleco Power LLC have filed a registration statement (including a prospectus) with the Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents Cleco Securitization I LLC and Cleco Power LLC have filed with the Commission for more complete information about Cleco Securitization I LLC and Cleco Power LLC and the offering.  You may get these documents for free by visiting EDGAR on the Commission’s web site at www.sec.gov.  Alternatively, Cleco Securitization I LLC, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus if you request it by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016 or Credit Agricole Securities (USA) Inc. toll-free at 1-866-807-6030.

(v)          The Issuer and the Representatives shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein with the approval of, in the case of the Issuer, Representatives and, in the case of the Representatives, the Issuer (which in either case shall not be unreasonably withheld).

(vi)          Each Underwriter covenants with the Issuer and Cleco Power that after the Final Prospectus is available such Underwriter shall not distribute any written information concerning the Bonds to an investor unless such information is preceded or accompanied by the Final Prospectus or by notice to the investor that the Final Prospectus is available for free by visiting EDGAR on the Commission’s website at www.sec.gov.

(vii)          Each Underwriter covenants that if an Underwriter shall use an Underwriter Free Writing Prospectus that contains information in addition to (x) “issuer information”, including information with respect to Cleco Power, as defined in Rule 433(h)(2) under the Securities Act or (y) the information in the Pricing Package, the liability arising from its use of such additional information shall be the sole responsibility of the Underwriter using such Underwriting Free Writing Prospectus unless the Underwriter Free Writing Prospectus (or any information contained therein) was consented to in advance by Cleco Power; provided, however, that, for the avoidance of doubt, this clause (vii) shall not be interpreted as tantamount to the indemnification obligations contained in Section 11(b) hereof.

(viii)          No Underwriter shall be responsible for any errors or omissions in an Underwriter Free Writing Prospectus to the extent that such error or omission related to or was derived from any information provided by the Issuer or Cleco Power.

6.          Purchase and Sale.  On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Issuer shall sell to each of the Underwriters, and each Underwriter shall purchase from the Issuer, at the time and place herein specified, severally and not jointly, at the purchase price set forth in Schedule I hereto, the principal amount of the Bonds set forth opposite such Underwriter’s name in Schedule II hereto.  The Underwriters agree to make a public offering of the Bonds.  The Issuer shall pay (in the form of a discount to the principal amount of the offered Bonds) to the Underwriters a commission equal to $1,487,500.

7.          Time and Place of Closing.  Delivery of the Bonds against payment of the aggregate purchase price therefor by wire transfer in federal funds shall be made at the place, on the date and at the time specified in Schedule I hereto, or at such other place, time and date as shall be agreed upon in writing by the Issuer and the Representatives.  The hour and date of such delivery and payment are herein called the “Closing Date”.  The Bonds shall be delivered to DTC or to

The Bank of New York Mellon Trust Company, National Association, as custodian for DTC, in fully registered global form registered in the name of Cede & Co., for the respective accounts specified by the Representatives not later than the close of business on the business day preceding the Closing Date or such other time as may be agreed upon by the Representatives.  The Issuer agrees to make the Bonds available to the Representatives for checking purposes not later than 1:00 P.M. New York Time on the last business day preceding the Closing Date at the place specified for delivery of the Bonds in Schedule I hereto, or at such other place as the Issuer may specify.

If any Underwriter shall fail or refuse to purchase and pay for the aggregate principal amount of Bonds that such Underwriter has agreed to purchase and pay for hereunder, the Issuer shall immediately give notice to the other Underwriters of the default of such Underwriter, and the other Underwriters shall have the right within 24 hours after the receipt of such notice to determine to purchase, or to procure one or more others, who are members of the Financial Industry Regulatory Authority  (“FINRA”) (or, if not members of the FINRA, who are not eligible for membership in the FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with the FINRA’s Conduct Rules) and satisfactory to the Issuer, to purchase, upon the terms herein set forth, the aggregate principal amount of Bonds that the defaulting Underwriter had agreed to purchase.  If any non-defaulting Underwriter or Underwriters shall determine to exercise such right, such Underwriter or Underwriters shall give written notice to the Issuer of the determination in that regard within 24 hours after receipt of notice of any such default, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine.  If in the event of such a default no non-defaulting Underwriter shall give such notice, then this Underwriting Agreement may be terminated by the Issuer, upon like notice given to the non-defaulting Underwriters, within a further period of 24 hours.  If in such case the Issuer shall not elect to terminate this Underwriting Agreement it shall have the right, irrespective of such default:

(a)          to require each non-defaulting Underwriter to purchase and pay for the respective aggregate principal amount of Bonds that it had agreed to purchase hereunder as hereinabove provided and, in addition, the aggregate principal amount of Bonds that the defaulting Underwriter shall have so failed to purchase up to an aggregate principal amount of Bonds equal to one-ninth (1/9) of the aggregate principal amount of Bonds that such non-defaulting Underwriter has otherwise agreed to purchase hereunder, and/or

(b)          to procure one or more persons, reasonably acceptable to the Representatives, who are members of the FINRA (or, if not members of the FINRA, who are not eligible for membership in the FINRA and who agree (i) to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein and (ii) in making sales to comply with the FINRA’s Conduct Rules), to purchase, upon the terms herein set forth, either all or a part of the aggregate principal amount of Bonds that such defaulting Underwriter had agreed to purchase or that portion thereof that the remaining Underwriters shall not be obligated to purchase pursuant to the foregoing clause (a).

In the event the Issuer shall exercise its rights under (a) and/or (b) above, the Issuer shall give written notice thereof to the non-defaulting Underwriters within such further period of 24 hours, and thereupon the Closing Date shall be postponed for such period, not exceeding three business days, as the Issuer shall determine.

In the computation of any period of 24 hours referred to in this Section 7, there shall be excluded a period of 24 hours in respect of each Saturday, Sunday or legal holiday that would otherwise be included in such period of time.

Any action taken by the Issuer or Cleco Power under this Section 7 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Underwriting Agreement.  Termination of this Underwriting Agreement pursuant to Section 7 shall be without any liability on the part of the Issuer, Cleco Power or any non-defaulting Underwriter, except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

8.          Covenants.

(a)          Covenants of the Issuer.  The Issuer covenants and agrees with the several Underwriters that:

(i)          The Issuer will upon request promptly deliver to the Representatives and Counsel to the Underwriters a conformed copy of the Registration Statement, certified by an officer of the Issuer to be in the form as originally filed and all amendments thereto.

(ii)          The Issuer will deliver to the Underwriters, as soon as practicable after the date hereof, as many copies of the Pricing Prospectus and Final Prospectus as they may reasonably request.

(iii)          The Issuer will cause or has caused the Final Prospectus to be filed with the Commission pursuant to Rule 424 under the Securities Act as soon as practicable and will advise the Underwriters of any stop order suspending the effectiveness of the Registration Statement or preventing the use of the Registration Statement, or the institution of any proceeding therefor of which the Issuer shall have received notice.  The Issuer will use its reasonable best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.  The Issuer has complied and will comply with Rule 433 and Rule 163B under the Securities Act in connection with the offering of the Bonds.

(iv)          If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting the Issuer, the Bonds or the Storm Recovery Property or of which the Issuer shall be advised in writing by the Representatives shall occur that in the Issuer’s reasonable judgment after consultation with Counsel for the Underwriters (as defined below) should be set forth in a supplement to, or an amendment of the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), the Issuer will, at its expense, amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) making an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement.  The Issuer will also fulfill its obligations set out in Section 3(e) above.  The Issuer will advise the Underwriters promptly in writing when any supplement to the Pricing Package, the Final Prospectus or any amendment to the Final Prospectus has been filed or distributed.

(v)          The Issuer will furnish such proper information as may be lawfully required and otherwise cooperate in qualifying the Bonds for offer and sale under the blue-sky laws of the states of the United States as the Representatives may designate; provided that the Issuer shall not be required to qualify as a foreign limited liability company or dealer in securities, to file any consents to service of process under the laws of any jurisdiction, or meet any other requirements deemed by the Issuer to be unduly burdensome.

(vi)          The Issuer will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, certain reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and LPSC advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus.  If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, the Issuer (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, incurred in contemplation of the performance of this Underwriting Agreement.  The Issuer shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(vii)          During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, the Issuer will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(viii)          To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(bb) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by the Issuer on or after the Closing Date, the Issuer shall furnish such documents and take such other actions.

(ix)          For a period from the date of this Underwriting Agreement until the retirement of the Bonds or until such time as the Underwriters shall cease to maintain a secondary market in the Bonds, whichever occurs first, the Issuer shall file with the Commission, and to the extent permitted by and consistent with the Issuer’s obligations under applicable law, make available on the website associated with the Issuer’s parent, such periodic reports, if any, as are required (without regard to the number of holders of Bonds to the extent permitted by and consistent with the Issuer’s obligations under applicable law) from time to time under Section 13 or Section 15(d) of the Exchange Act; provided that the Issuer shall not voluntarily suspend or terminate its filing obligations with the Commission unless permitted under applicable law and the terms of the Issuer Documents.  The Issuer shall also, to the extent permitted by and consistent with the Issuer’s obligations under applicable law, include in the periodic and other reports to be filed with the Commission as provided above or posted on the website associated with the Issuer’s parent, such information as required by Section 3.07(g) of the Indenture with respect to the Bonds.  To the extent that the Issuer’s obligations are terminated or limited by an amendment to Section 3.07(g) of the Indenture, or otherwise, such obligations shall be correspondingly terminated or limited hereunder.

(x)          The Issuer and Cleco Power will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters, or to which Hunton Andrews Kurth LLP, who are acting as counsel for the Underwriters (“Counsel for the Underwriters”), shall reasonably object by written notice to Cleco Power and the Issuer.

(xi)          So long as any of the Bonds are outstanding, the Issuer will furnish to the Representatives, if and to the extent not posted on EDGAR or the Issuer or its affiliate’s website, (A) as soon as available, a copy of each report of the Issuer filed with the Commission under the Exchange Act or mailed to the Bondholders (to the extent such reports are not publicly available on the Commission’s website), (B) upon request, a copy of any filings with the LPSC pursuant to the Financing Order including, but not limited to, any issuance advice letter or any semi-annual, interim or quarterly True-Up Adjustment filings, and (C) from time to time, any information concerning the Issuer as the Representatives may reasonably request.

(xii)          So long as the Bonds are rated by any Rating Agency, the Issuer will comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

(b)          Covenants of Cleco Power.  Cleco Power covenants and agrees with the several Underwriters that, to the extent that the Issuer has not already performed such act pursuant to Section 8(a):

(i)          To the extent permitted by applicable law and the agreements and instruments that bind Cleco Power, Cleco Power will use its reasonable best efforts to cause the Issuer to comply with the covenants set forth in Section 8(a) hereof.

(ii)          Cleco Power will use its reasonable best efforts to prevent the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or preventing the use of the Registration Statement, and, if issued, to obtain as soon as possible the withdrawal thereof.

(iii)          If, during such period of time (not exceeding nine months) after the Final Prospectus has been filed with the Commission pursuant to Rule 424 under the Securities Act as in the opinion of Counsel for the Underwriters a prospectus covering the Bonds is required by law to be delivered in connection with sales by an Underwriter or dealer (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), any event relating to or affecting Cleco Power, the Bonds or the Storm Recovery Property or of which Cleco Power shall be advised in writing by the Representatives shall occur that in Cleco Power’s reasonable judgment after consultation with Counsel for the Underwriters should be set forth in a supplement to, or an amendment of, the Pricing Package or the Final Prospectus in order to make the Pricing Package or the Final Prospectus not misleading in the light of the circumstances when it is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), Cleco Power will cause the Issuer, at Cleco Power’s or the Issuer’s expense, to amend or supplement the Pricing Package or the Final Prospectus by either (A) preparing and furnishing to the Underwriters at Cleco Power’s or the Issuer’s expense a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Pricing Package or the Final Prospectus or (B) causing the Issuer to make an appropriate filing pursuant to Section 13 or Section 15 of the Exchange Act, which will supplement or amend the Pricing Package or the Final Prospectus so that, as supplemented or amended, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances when the Pricing Package or the Final Prospectus is delivered to a purchaser (including in circumstances where such requirement may be satisfied pursuant to Rule 172 under the Securities Act), not misleading; provided that should such event relate solely to the activities of any of the Underwriters, then such Underwriters shall assume the expense of preparing and furnishing any such amendment or supplement.  Cleco Power will also fulfill its obligations set out in Section 4(e).  Cleco Power will cause Issuer to advise the Underwriters promptly in writing when any supplement to the Pricing Package, the Final Prospectus, or any amendment to the Final Prospectus has been filed or distributed.

(iv)          To the extent not paid by the Issuer pursuant to Section 8(a)(vi) hereof, Cleco Power will, except as herein provided, pay or cause to be paid all expenses and taxes (except transfer taxes) in connection with (i) the preparation and filing by it of the Registration Statement, Pricing Prospectus and Final Prospectus (including any amendments and supplements thereto) and any Issuer Free Writing Prospectuses, (ii) the issuance and delivery of the Bonds as provided in Section 7 hereof (including, without limitation, certain reasonable fees and disbursements of Counsel for the Underwriters and all trustee, rating agency and LPSC advisor fees), (iii) the qualification of the Bonds under blue-sky laws (including counsel fees not to exceed $15,000), (iv) the printing and delivery to the Underwriters of reasonable quantities of the Registration Statement and, except as provided in Section 8(a)(iv) hereof, of the Pricing Package and Final Prospectus.  If the obligation of the Underwriters to purchase the Bonds terminates in accordance with the provisions of Sections 7 (but excluding terminations arising thereunder out of an Underwriter default), 9, 10 or 12 hereof, Cleco Power, to the extent not paid by the Issuer pursuant to Section 8(a)(vi), (i) will reimburse the Underwriters for the reasonable fees and disbursements of Counsel for the Underwriters, and (ii) will reimburse the Underwriters for their reasonable out-of-pocket expenses, such out-of-pocket expenses in an aggregate amount not exceeding $200,000, less any amounts paid by the Issuer pursuant to Section 8(a)(vi), incurred in contemplation of the performance of this Underwriting Agreement.  Cleco Power shall not in any event be liable to any of the several Underwriters for damages on account of loss of anticipated profits.

(v)          During the period from the date of this Underwriting Agreement to the date that is five days after the Closing Date, Cleco Power will not, without the prior written consent of the Representatives, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any asset-backed securities (other than the Bonds).

(vi)          Cleco Power will cause the proceeds for the issuance and sale of the Bonds to be applied for the purposes described in the Pricing Prospectus.

(vii)          As soon as practicable, but not later than 16 months, after the date hereof, Cleco Power will make generally available (by posting on its website or otherwise) to its security holders, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(viii)          To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 9(bb) of this Underwriting Agreement is conditioned upon the furnishing of documents or the taking of other actions by Cleco Power on or after the Closing Date, Cleco Power shall furnish such documents and take such other actions.

(ix)          The initial Storm Recovery Charge will be calculated in accordance with the Financing Order.

(x)          Cleco Power will not file any amendment to the Registration Statement or amendment or supplement to the Final Prospectus or amendment or supplement to the Pricing Package during the period when a prospectus relating to the Bonds is required to be delivered under the Securities Act, without prior notice to the Underwriters or to which Counsel for the Underwriters shall reasonably object by written notice to Cleco Power.

(xi)          So long as any of the Bonds are outstanding, Cleco Power, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to furnish to the Representatives, if and to the extent not posted on EDGAR or Cleco Power or its affiliate’s website, (A) upon request, a copy of any filings with the LPSC pursuant to the Financing Order including, but not limited to any issuance advice letter, any semi-annual, interim or quarterly true-up adjustment filings, and (B) from time to time, any public financial information in respect of Cleco Power, or any material information regarding the Storm Recovery Property to the extent it is reasonably available (other than confidential or proprietary information) concerning the Issuer as the Representatives may reasonably request.

(xii)          So long as the Bonds are rated by a Rating Agency, Cleco Power, in its capacity as sponsor with respect to the Bonds, will cause the Issuer to comply with the 17g-5 Representations, other than (x) any noncompliance of the 17g-5 Representations that would not have a material adverse effect on the rating of the Bonds or the Bonds or (y) any noncompliance arising from the breach by an Underwriter of the representations and warranties and covenants set forth in Section 13 hereof.

9.          Conditions to the Obligations of the Underwriters.  The obligations of the Underwriters to purchase the Bonds shall be subject to the accuracy of the representations and warranties on the part of the Issuer and Cleco Power contained in this Underwriting Agreement, on the part of Cleco Power contained in Article III of the Sale Agreement, and on the part of Cleco Power contained in Section 6.01 of the Servicing Agreement as of the Closing Date, to the accuracy of the statements of the Issuer and Cleco Power made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and Cleco Power of their obligations hereunder, and to the following additional conditions:

(a)          The Final Prospectus shall have been filed with the Commission pursuant to Rule 424 under the Securities Act prior to 5:30 P.M., New York time, on the second business day after the date of this Underwriting Agreement.  In addition, all material required to be filed by the Issuer or Cleco Power pursuant to Rule 433(d) under the Securities Act that was prepared by either of them or that was prepared by any Underwriter and timely provided to the Issuer or Cleco Power shall have been filed with the Commission within the applicable time period prescribed for such filing by such Rule 433(d) under the Securities Act.

(b)          No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending before, or threatened by, the Commission on the Closing Date; and the Underwriters shall have received one or more certificates, dated the Closing Date and signed by an officer of Cleco Power and the Issuer, as appropriate, to the effect that no such stop order is in effect and that no proceedings for such purpose are pending before, or to the knowledge of Cleco Power or the Issuer, as the case may be, threatened by, the Commission.

(c)          Hunton Andrews Kurth LLP, as Counsel for the Underwriters, shall have furnished to the Representatives their written opinion, dated the Closing Date, with respect to the issuance and sale of the Bonds, the Indenture, the other Issuer Documents, the Registration Statement and other related matters; and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(d)          Baker Botts L.L.P., special counsel for Cleco Power and the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding the filing of a voluntary bankruptcy petition.

(e)          Phelps Dunbar, L.L.P., Louisiana counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain federal and Louisiana constitutional matters relating to the Storm Recovery Property.

(f)          Phelps Dunbar, L.L.P., Louisiana counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, to the effect that the Storm Recovery Property is not subject to the lien of Cleco Power’s Indenture of Mortgage, dated July 1, 1950, as supplemented and modified.

(g)          Phelps Dunbar, L.L.P., Louisiana counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to the characterization of the transfer of the Storm Recovery Property by Cleco Power to the Issuer as a “true sale” for Louisiana law purposes.

(h)          Phelps Dunbar, L.L.P. Louisiana counsel for Cleco Power and the Issuer, shall have furnished to the Representatives their opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain Louisiana regulatory issues.

(i)          Phelps Dunbar, L.L.P., Louisiana counsel to Cleco Power and the Issuer, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding various issues requested by the Representative, including enforceability and certain Louisiana perfection and priority issues.

(j)          Phelps Dunbar, L.L.P., Louisiana counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, as to certain Louisiana tax matters.

(k)          Phelps Dunbar, L.L.P., Louisiana counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to additional corporate and creditors rights matters relating to the Issuer.

(l)          Jeremy Kliebert, Vice President Corporate Development and Associate General Counsel of Cleco Power LLC, shall have furnished to the Representatives his written opinion,  in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, with respect to certain corporate matters relating to Cleco Power.

(m)          Baker Botts L.L.P., counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding securities laws and other matters.

(n)          Baker Botts L.L.P., counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, to the effect that a court sitting in bankruptcy would not order the substantive consolidation of the assets and liabilities of the Issuer with those of Cleco Power in connection with a bankruptcy, reorganization or other insolvency proceeding involving Cleco Power; that if Cleco Power were to become a debtor in such insolvency proceeding, such court would hold that the Storm Recovery Property is not property of the estate of Cleco Power.

(o)          Phelps Dunbar, L.L.P., Louisiana counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain federal tax matters.

(p)          Baker Botts L.L.P., counsel for the Issuer and Cleco Power, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain bankruptcy and creditors rights issues relating to the Issuer.

(q)          Perkins Coie LLP, counsel for the Indenture Trustee, shall have furnished to the Representatives their written opinion, in form and substance reasonably satisfactory to the Representatives, dated the Closing Date, regarding certain matters relating to the Indenture Trustee.

(r)          Baker Botts L.L.P., counsel for the Issuer and Cleco Power, shall have furnished to the Representatives a reliance letter allowing the Representatives to rely on such firm’s opinion delivered to the Trustee pursuant to Section 2.10(c) of the Indenture.

(s)          On or before the date of this Underwriting Agreement and on or before the Closing Date, a nationally recognized accounting firm reasonably acceptable to the Representatives shall have furnished to the Representatives one or more reports regarding certain calculations and computations relating to the Bonds, in form or substance reasonably satisfactory to the Representatives, in each case in respect of which the Representatives shall have made specific requests therefor and shall have provided acknowledgment or similar letters to such firm reasonably necessary in order for such firm to issue such reports.

(t)          Subsequent to the respective dates as of which information is given in each of the Registration Statement, the Pricing Prospectus and the Final Prospectus, there shall not have been any change specified in the letters required by subsection (x) of this Section 9 which is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Bonds as contemplated by the Registration Statement and the Final Prospectus.

(u)          The LLC Agreement, the Administration Agreement, the Sale Agreement, the Servicing Agreement and the Indenture and any amendment or supplement to any of the foregoing shall have been executed and delivered.

(v)          Since the respective dates as of which information is given in each of the Registration Statement and in the Pricing Prospectus and as of the Closing Date there shall have been no (i) material adverse change in the business, property or financial condition of Cleco Power and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (ii) adverse development concerning the business or assets of Cleco Power and its subsidiaries, taken as a whole, or of the Issuer which would be reasonably likely to result in a material adverse change in the prospective business, property or financial condition of Cleco Power and its subsidiaries, taken as a whole, whether or not in the ordinary course of business, or of the Issuer or (iii) development which would be reasonably likely to result in a material adverse change, in the Storm Recovery Property, the Bonds or the Financing Order.

(w)          At the Closing Date, (i) the Bonds shall be rated at least the ratings set forth in the Pricing Term Sheet by Fitch Ratings Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), respectively, and the Issuer shall have delivered to the Underwriters a letter from each such rating agency, or other evidence satisfactory to the Underwriters, confirming that the Bonds have such ratings, and (ii) none of Fitch, Moody’s and S&P shall have, since the date of this Underwriting Agreement, downgraded or publicly announced that it has under surveillance or review, with possible negative implications, its ratings of the Bonds.

(x)          The Issuer and Cleco Power shall have furnished or caused to be furnished to the Representatives at the Closing Date certificates of officers of Cleco Power and the Issuer, reasonably satisfactory to the Representatives, as to the accuracy of the representations and warranties of the Issuer and Cleco Power herein, in the Sale Agreement, Servicing Agreement and the Indenture at and as of the Closing Date, as to the performance by the Issuer and Cleco Power of all of their obligations hereunder to be performed at or prior to such Closing Date, as to the matters set forth in subsections (b) and (v) of this Section and as to such other matters as the Representatives may reasonably request.

(y)          An issuance advice letter, in a form consistent with the provisions of the Financing Order, shall have been filed with the LPSC and shall have become effective.

(z)          On or prior to the Closing Date, the Issuer shall have delivered to the Representatives evidence, in form and substance reasonably satisfactory to the Representatives, that appropriate filings have been or are being made in accordance with Louisiana Electric Utility Storm Recovery Securitization Act, codified at La. R.S. 45:1226-1240, the Financing Order and other applicable law reflecting the grant of a security interest by the Issuer in the collateral relating to the Bonds to the Indenture Trustee, including the filing of the requisite financing statements in the UCC records of the office of a parish clerk of court in the State of Louisiana.

(aa)          On or prior to the Closing Date, Cleco Power shall have funded the capital subaccount of the Issuer with cash in an amount equal to $2,125,000.

(bb)          The Issuer and Cleco Power shall have furnished or caused to be furnished or agree to furnish to the Rating Agencies at the Closing Date such opinions and certificates as the Rating Agencies shall have reasonably requested prior to the Closing Date.

Any opinion letters delivered on the Closing Date to the Rating Agencies beyond those being delivered to the Underwriters above shall either (x) include the Underwriters as addressees or (y) be accompanied by reliance letters addressed to the Underwriters referencing such letters.

If any of the conditions specified in this Section 9 shall not have been fulfilled when and as provided in this Underwriting Agreement, or if any of the opinion letters and certificates mentioned above or elsewhere in this Underwriting Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and Counsel for the Underwriters, all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives.  Notice of such cancellation shall be given to the Issuer in writing or by telephone or facsimile confirmed in writing.

10.          Conditions of Issuer’s Obligations.  The obligation of the Issuer to deliver the Bonds shall be subject to the conditions that no stop order suspending the effectiveness of the Registration Statement shall be in effect at the Closing Date and no proceeding for that purpose shall be pending before, or threatened by, the Commission at the Closing Date and the issuance advice letter described in Section 9(y) shall have become effective.  In case these conditions shall not have been fulfilled, this Underwriting Agreement may be terminated by the Issuer upon notice thereof to the Underwriters.  Any such termination shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

11.          Indemnification and Contribution.

(a)          Cleco Power and the Issuer, jointly and severally, agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers and employees, and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any loss, claim, damage, liability or expense, joint or several, as incurred, to which such Underwriter, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Cleco Power or the Issuer), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon (i)  any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, (or any amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue statement or alleged untrue statement of a material fact contained, or the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the Pricing Prospectus, the Pricing Package, the Final Prospectus, any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) any other information prepared by or on behalf of Cleco Power or the Issuer and provided to the Underwriters, and agrees to reimburse each Underwriter and each such affiliate, director, officer, employee or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Representatives) as such expenses are reasonably incurred by such Underwriter or such affiliate, director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, or expense or action; provided, however, that the foregoing indemnity agreement shall not apply, with respect to an Underwriter, to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to Cleco Power, the Issuer, or its representatives or agents, by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished to Cleco Power by the Underwriters in writing expressly for use in such foregoing documents is set forth in Schedule IV hereto (the “Underwriter Information”) or arising out of, or based upon, statements in or omissions from that part of the Registration Statement that shall constitute the Statement of Eligibility under the Trust Indenture Act of the Indenture Trustee with respect to any indenture qualified pursuant to the Registration Statement, provided, further that the indemnity agreement contained in this Section 11 shall not inure to the benefit of any Underwriter (or of any officer or director of such Underwriter or of any person controlling such Underwriter within the meaning of Section 15 of the Securities Act) on account of any such losses, claims, damages, liabilities, expenses or actions, joint or several, arising from the sale of the Bonds to any person to whom such Underwriter has sold Bonds if a copy of the Pricing Prospectus (including any amendment or supplement thereto if any amendments or supplements thereto shall have been furnished to the Underwriters reasonably prior to the time of the sale involved) shall not have been given or sent to such person by or on behalf of such Underwriter at the time of or prior to the sale of the Bonds to such person unless the alleged omission or alleged untrue statement was not corrected in the Pricing Prospectus (including any amendment or supplement thereto if any amendments or supplements thereto have been furnished to the Underwriters reasonably prior to the time of the sale involved) at the time of such sale.

(b)          Each Underwriter severally and not jointly agrees to indemnify and hold harmless Cleco Power and the Issuer, each of Cleco Power’s and the Issuer’s respective affiliates, directors, managers, officers, employees and each person who controls the Issuer or Cleco Power within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from Cleco Power and the Issuer to each Underwriter, but only with reference to the Underwriter Information.

(c)          Promptly after receipt by an indemnified party under this Section 11 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 11, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 11 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 11.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), approved by the indemnifying party (the Representatives in the case of Section 11(a) hereof), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel reasonably incurred shall be at the expense of the indemnifying party.

(d)          The indemnifying party under this Section 11 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by this Section 11, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or disputed in good faith the indemnified party’s entitlement to such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

(e)          In the event that the indemnity provided in paragraph (a) or (b) of this Section 11 is unavailable to or insufficient to hold harmless an indemnified party for any reason, Cleco Power, the Issuer and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which Cleco Power, the Issuer and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer and Cleco Power, on the one hand, and by such Underwriter, on the other hand, from the offering of the Bonds.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, Cleco Power, the Issuer and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Cleco Power, the Issuer and the applicable Underwriter respectively in connection with the statements or omissions that resulted in such Losses as well as any other relevant equitable considerations.  Relative benefits received by Cleco Power or the Issuer shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus.  Relative fault shall be determined by reference to whether any alleged untrue statement or omission relates to information provided by Cleco Power, the Issuer or such Underwriter, as the case may be.  Cleco Power, the Issuer and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (e), in no event shall an Underwriter be required to contribute any amount in excess of the amount by which the underwriting discount or commission applicable to the Bonds purchased by such Underwriter hereunder as set forth on the cover page of the Final Prospectus exceeds the amount of any damages that such Underwriter has otherwise been required to pay or has paid by reason of such untrue or alleged untrue statement or omission or alleged omission.  Notwithstanding the provisions of this paragraph (e), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 11, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each affiliate, director, officer or employee of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Issuer or Cleco Power  within the meaning of either the Securities Act or the Exchange Act, each affiliate, director, officer, manager or employee of the Issuer or Cleco Power who shall have signed the Registration Statement and each director, officer or manager of the Issuer or Cleco Power shall have the same rights to contribution as the Issuer or Cleco Power, subject in each case to the applicable terms and conditions of this paragraph (e).

12.          Termination.  This Underwriting Agreement may be terminated, at any time prior to the Closing Date with respect to the Bonds by the Representatives by written notice to the Issuer if after the date hereof and at or prior to the Closing Date (a) there shall have occurred any general suspension of trading in securities on the New York Stock Exchange (“NYSE”) or there shall have been established by the NYSE, or by the Commission any general limitation on prices for such trading or any general restrictions on the distribution of securities, or a general banking moratorium declared by New York or federal authorities or (b) there shall have occurred any (i) material outbreak or escalation of hostilities (including, without limitation, an act of terrorism) or (ii) declaration by the United States of war or national or international calamity or crisis, including, but not limited to, a material escalation of hostilities or a calamity that existed prior to the date of this Underwriting Agreement or (iii) material adverse change in the financial markets in the United States, and the effect of any such event specified in clause (a) or (b) above on the financial markets of the United States shall be such as to materially and adversely affect, in the reasonable judgment of the Representatives, their ability to proceed with the public offering or the delivery of the Bonds on the terms and in the manner contemplated by the Final Prospectus.  Any termination hereof pursuant to this Section 12 shall be without liability of any party to any other party except as otherwise provided in Sections 8(a)(vi) and 11 hereof.

13.          Representations, Warranties and Covenants of the Underwriters.  The Underwriters, severally and not jointly,  represent, warrant and agree with the Issuer and Cleco Power that, unless the Underwriters obtained, or will obtain, the prior written consent of the Issuer or Cleco Power, the Representatives (x) have not delivered, and will not deliver, any Rating Information (as defined below) to any Rating Agency until and unless the Issuer or Cleco Power advises the Underwriters that such Rating Information is posted to password-protected website maintained by the Servicer pursuant to paragraph (a)(3)(iii)(B) of Rule 17g-5 under the Exchange Act in the same form as it will be provided to such Rating Agency, and (y) have not participated, and will not participate, with any Rating Agency in any oral communication of any Rating Information without the participation of a representative of the Issuer or Cleco Power.  For purposes of this Section 13, “Rating Information” means any information provided to a Rating Agency for the purpose of determining an initial credit rating on the Bonds.

14.          Absence of Fiduciary Relationship.  Each of the Issuer and Cleco Power acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Issuer and Cleco Power with respect to the offering of the Bonds contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Issuer or Cleco Power.  Additionally, none of the Underwriters is advising the Issuer or Cleco Power as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Issuer and Cleco Power shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Issuer or Cleco Power with respect thereto.  Any review by the Underwriters of the Issuer or Cleco Power, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Issuer or Cleco Power.

15.          Notices.  All communications hereunder will be in writing and may be given by United States mail, courier service, telecopy, telefax or facsimile (confirmed by telephone or in writing in the case of notice by telecopy, telefax or facsimile) or any other customary means of communication, and any such communication shall be effective when delivered, or if mailed, three days after deposit in the United States mail with proper postage for ordinary mail prepaid, and if sent to the Representatives, to it at the address specified in Schedule I hereto; and if sent to Cleco Power, to it at 2030 Donahue Ferry Road, Pineville, Louisiana 71360-5226, Attention: Treasurer; and if sent to the Issuer, to it at 505 Cleco Drive, Office Number 16, Pineville, Louisiana 71360, Attention: Manager.  The parties hereto, by notice to the others, may designate additional or different addresses for subsequent communications.

16.          Successors.  This Underwriting Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 11 hereof, and no other person will have any right or obligation hereunder.

17.          Applicable Law.  This Underwriting Agreement will be governed by and construed in accordance with the laws of the State of New York.

18.          Counterparts.  This Underwriting Agreement may be signed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Underwriting Agreement or any document to be signed in connection with this Underwriting Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

19.          Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Issuer, Cleco Power and the Underwriters, or any of them, with respect to the subject matter hereof.

20.          Recognition of the U.S. Special Resolution Regimes

(a)          In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)          In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Underwriting Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Underwriting Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. Sec. 1841(k).

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Sec. 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. Sec.Sec. 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among Cleco Power, the Issuer and the several Underwriters.

Very truly yours,

CLECO POWER LLC

By:	/s/ Kristin Guillory

Name:	Kristin Guillory
Title:	CFO

CLECO SECURITIZATION I LLC

By:	/s/ Samantha McKee

Name:	Samantha McKee
Title:	Treasurer

The foregoing Underwriting Agreement is hereby confirmed and accepted by the
Representatives on behalf of the Underwriters as of the date specified in Schedule I hereto.

J.P. MORGAN SECURITIES LLC

By:	/s/ Faika Farhana

Name:	Faika Farhana
Title:	Executive Director

CREDIT AGRICOLE SECURITIES (USA) INC.

By:	/s/ Michael Regan

Name:	Michael Regan
Title:	Managing Director

SCHEDULE I

Underwriting Agreement dated June 9, 2022

Registration Statement Nos. 333-264319 and 333-264319-01

Representatives: J.P. Morgan Securities LLC and Credit Agricole Securities (USA) Inc.

c/o J.P. Morgan Securities LLC

Address:	383 Madison Avenue
New York, New York 10179

Attention:	Mark Gilmore

c/o Credit Agricole Securities (USA) Inc.

Address:	1301 Avenue of the Americas, 17th Floor New York, NY 10019

Attention:	Michael Regan

Title, Purchase Price and Description of Bonds:

Title:	Cleco Securitization I LLC Series 2022-A Senior Secured Storm Recovery Bonds,

	Principal Amount Offered	Interest Rate	Initial Price to Public	Underwriting Discounts and Commissions	Proceeds to Issuer (Before Expenses)

Per Tranche A-1 Bond	$125,000,000	4.016%	99.98964%	0.35%	$124,549,550
Per Tranche A-2 Bond	$300,000,000	4.646%	99.98621%	0.35%	$298,908,630

Total	$425,000,000				$423,458,180

Original Issue Discount (if any):	$54,320

Redemption provisions:	None

Other provisions:	None

Closing Date, Time and Location:
June 22, 2022, 9:00 a.m.; offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002-4995 and simultaneously in the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166

I - 1

SCHEDULE II

Principal Amount of Bonds to be Purchased

Underwriter	Tranche A-1	Tranche A-2	Total
J.P. Morgan Securities LLC	$93,750,000	$225,000,000	$318,750,000
Credit Agricole Securities (USA) Inc.	$31,250,000	$75,000,000	$106,250,000

Total	$125,000,000	$300,000,000	$425,000,000

II - 1

SCHEDULE III

Schedule of Issuer Free Writing Prospectuses

A.          Free Writing Prospectuses not required to be filed

Electronic Road Show, June 6, 2022 through June 9, 2022

Intex CDI files

Information consistent with the Preliminary Prospectus and Final Prospectus included in the Bloomberg pricing message, dated June 9, 2022

B.          Free Writing Prospectuses required to be filed pursuant to Rule 433

Preliminary Term Sheet, dated June 6, 2022

Pricing Term Sheet, dated June 9, 2022

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SCHEDULE IV

Descriptive List of Underwriter Provided Information

A.          Pricing Prospectus

(a) under the heading “PLAN OF DISTRIBUTION” in the Preliminary Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the Storm Recovery Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the Storm Recovery Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Storm Recovery Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the fifth full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Storm Recovery Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE STORM RECOVERY BONDS” in the Preliminary Prospectus, the first sentence under the caption “The absence of a secondary market for a series of storm recovery bonds might limit your ability to resell your storm recovery bonds.”

B.          Final Prospectus

(a) under the heading “PLAN OF DISTRIBUTION” in the Prospectus: (i) the paragraph immediately under “The Underwriters’ Sale Price for the Storm Recovery Bonds”; (ii) the third sentence under the caption “No Assurance as to Resale Price or Resale Liquidity for the Storm Recovery Bonds”; (iii) the entire first full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Storm Recovery Bonds” (except the last sentence thereof); and (iv) the second sentence of the second full paragraph and the last sentence of the fifth full paragraph under the caption “Various Types of Underwriter Transactions Which May Affect the Price of the Storm Recovery Bonds”; and (b) under the heading “OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE STORM RECOVERY BONDS” in the Prospectus, the first sentence under the caption “The absence of a secondary market for a series of storm recovery bonds might limit your ability to resell your storm recovery bonds.”

IV - 1